UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25,  2018

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On September 25, 2018, VAALCO Energy, Inc. (“VAALCO,” the “Company,” “we” or “us”), through its wholly-owned subsidiary, VAALCO Gabon S.A. (“VAALCO Gabon”), received an implementing Presidential Decree from the Republic of Gabon authorizing a Sixth Amendment (the “Sixth Amendment”) to the Exploration and Production Sharing Contract entitled Etame Marin No. G4-160, dated as of July 7, 1995, between VAALCO Gabon, Addax Petroleum Oil & Gas Gabon, Sasol Gabon S.A. and PetroEnergy Resources Corporation (collectively, the “Contractor”) and the Republic of Gabon, as amended on July 7, 2001, July 7, 2006, November 26, 2009, January 5, 2012 and April 25, 2016 (the “Production Sharing Contract”).  VAALCO Gabon has a 33.575% “Participating Interest” (working interest attributable to the non-carried interest owner) in the Etame Marin block.

The Sixth Amendment extends the exploitation period for the Exclusive Exploitation Authorizations “Etame Marin no  G5-88”, “Ebouri no  G5-98” and “Avouma no  G5-95” under the Production Sharing Contract for a period of ten years from the date of entry into force, (“September 17, 2018”), of the Sixth Amendment.  The extension further allows the Contractor to continue to develop the Etame field and the Etame Marin block offshore the Republic of Gabon and explore the potential for resources in the surrounding area.   The Sixth Amendment also requires that, within a period of two years from September 17, 2018, the Contractor drill two development wells and two appraisal wells and that the Contractor commits an estimated sum of $59,960,000 for the drilling of these wells.  The parties further agreed in the Sixth Amendment that, for the ten year period from September 17, 2018 through September 16, 2028, the Contractor is entitled to take up to 80% of production remaining after deduction of the 13% royalty rate paid to the Republic of Gabon, to recover the balance of the Contractor’s costs in the Cost Account (“Cost Recovery”),  after which ten-year period the Cost Recovery percentage shall be 70% (which was the Cost Recovery percentage under the Production Sharing Contract prior to the Sixth Amendment).

The Sixth Amendment provides for a signing bonus payment of $65 million by the Contractor to the Republic of Gabon (the “signing bonus”).  The signing bonus is comprised of (i) $35 million gross ($11.8 million net to VAALCO Gabon) to be paid in cash by the Contractor to the Public Treasury of the Republic of Gabon by October 2, 2018, (ii) $25 million gross ($8.4 million net to VAALCO Gabon) towards the reduction of the Value-Added Tax (“VAT”) owed by the Republic of Gabon to the Contractor by October 2, 2018 and (iii) $5 million gross ($1.7 million net to VAALCO Gabon) to be paid in cash by the Contractor to the Public Treasury of the Republic of Gabon following the end of the drilling activities for the two development wells.

Pursuant to the Sixth Amendment, the State will acquire from the Contractor with effect from June 20, 2026 an additional percentage interest in the Production Sharing Contract of two point five percent (2.5%), carried by the Contractor.  Each of the companies forming part of the Contractor will transfer to the State a pro rata share of each such company’s respective participating interest, which in the case of VAALCO Gabon will be approximately 0.8%.

VAALCO Gabon has committed to an annual investment of approximately $175,000 over and above what the Contractor has committed to under the Production Sharing Contract as part of its corporate responsibility strategy in the Republic of Gabon.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

Item 7.01	Regulation FD Disclosure

On September 25, 2018, the Company issued a press release announcing the extension of the exploitation period for the Exclusive Exploitation Authorizations “Etame Marin no  G5-88”, “Ebouri no  G5-98” and “Avouma no  G5-95” under the Production Sharing Contract, as well as the planned drilling in 2019 of the two development wells and the two appraisal wells.  A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated September 25, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.
(Registrant)

Date: September 25, 2018
	By:	/s/ Elizabeth D. Prochnow
	Name:	Elizabeth D. Prochnow
	Title:	Controller and Chief Accounting Officer